SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)             November 2, 2005

Credit Suisse First Boston (USA), Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

1-6862	13-1898818
(Commission File Number)	(I.R.S. Employer
(Identification No.)

Eleven Madison Avenue, New York, New York	10010
(Address of principal executive office)	(Zip Code)

(212) 325-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

On November 2, 2005, Credit Suisse Group, our ultimate parent, released its financial results for the three and nine months ended September 30, 2005, including the financial results of the Institutional Securities and Wealth & Asset Management segments of the Credit Suisse First Boston division, of which we are a part.

Credit Suisse Group reported net income of CHF 1,918 million and CHF 4,747 million for the three and nine months ended September 30, 2005, respectively.  The Institutional Securities segment of the Credit Suisse First Boston division reported net income of CHF 612 million and CHF 744 million for the three and nine months ended September 30, 2005, respectively.  Included in the results for the nine months ended September 30, 2005 was a CHF 960 million pre-tax (CHF 624 million after-tax) charge in the second quarter to increase the reserve for certain private litigation.  The Wealth & Asset Management segment of the Credit Suisse First Boston division reported net income of CHF 101 million and CHF 481 million, respectively, for the three months and nine months ended September 30, 2005.

We have not reported our financial results for the three and nine months ended September 30, 2005 and will report these results in connection with the filing of our quarterly report on Form 10-Q.

We expect our total net revenues for the third quarter of 2005 to be approximately $2.1 billion, an increase of 76% compared to the third quarter of 2004.  This increase in revenues reflected significantly higher revenues from fixed income and equity trading, as well as higher revenues from equity underwriting and the private equity business.  This increase was partially offset by lower debt underwriting revenues and lower interest revenues from structured products.  We expect consolidation of certain private equity funds to result in an increase in net revenues of approximately $214 million for the third quarter of 2005.  Net income will be unaffected by this consolidation as we record offsetting minority interests and related operating expenses.  We expect total expenses for the third quarter of 2005 to be approximately $1.3 billion, an increase of 15% compared to the third quarter of 2004, reflecting higher employee compensation and benefits expenses.  We expect to record net income of approximately $386 million for the third quarter of 2005 compared to $19 million for the third quarter of 2004.

We expect our total net revenues for the first nine months of 2005 to be approximately $5.1 billion, an increase of 9% compared to the first nine months of 2004.  This increase in revenues primarily reflected higher revenues from fixed income and equity trading.  This increase was partially offset by lower revenues from debt and equity underwriting, as well as lower interest and dividends revenues from structured products and equities.  We expect consolidation of certain private equity funds to result in an increase in net revenues of approximately $675 million for the first nine months of 2005.  Net income will be unaffected by this consolidation as we record offsetting minority interests and related operating expenses.  We expect total expenses for the first nine months of 2005 to be approximately $4.3 billion, an increase of 23% compared to the first nine months of 2004, reflecting significantly higher other operating expenses, including the $750 million litigation charge in the second quarter of 2005 to increase the reserve for certain private litigation.  We expect to record net income of approximately $123 million for the first nine months of 2005 compared to net income of $478 million for the first nine months of 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Credit Suisse First Boston (USA), Inc.

/s/ David C. Fisher
David C. Fisher
Chief Financial and Accounting Officer

November 2, 2005